Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS DECEMBER SALES

-- Comparable Store Sales Increase 1.2% --

HOUSTON, TX, January 8, 2004 - Stage Stores, Inc. (Nasdaq: STGS) today reported that total sales for the five-week period ended January 3, 2004 increased 46.6% to $211.5 million from $144.3 million in the prior year five-week period ended January 4, 2003. The Company noted that the sales growth during the month resulted primarily from the acquisition of Peebles Inc., as well as from the 32 net new stores that have been added since December of last year. Comparable store sales, which include results for the Peebles stores in both years, increased 1.2% as compared to the prior year's decrease of 4.6%.

The Company reported that the comparable store sales increase was broad-based, with most merchandise categories increasing versus the prior year. The only exceptions were home & gifts, intimates and outerwear.

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, "We went into December with great merchandise assortments and selections and with a strong promotional calendar. In spite of winter storms in our northern and eastern markets, we are pleased that our efforts resulted in a 1.2% comparable store sales increase and solid performances in nearly every one of our merchandise categories. Our shoe department was the strongest performing category during December, leading the way with a high single-digit comparable store sales increase."

--more--

Stage Stores Reports December Sales

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SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
Fiscal Period	% Increase (Decrease)		($ in Millions)
	2003	2002	2003	2002
1st Quarter	(7.5)%	7.0%	$198.0	$206.7
2nd Quarter	(3.5)	6.5	207.7	207.5
3rd Quarter	(7.1)	2.9	197.9	204.4
November	(5.8)	(7.8)	96.1	71.4
December	1.2	(4.6)	211.5	144.3
4th Qtr-To-Date	(1.1)	(5.7)	307.6	215.7
Year-To-Date	(4.5)	1.6	911.2	834.3

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 522 stores located in 27 states. The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

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